UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

Docebo Inc.

(Name of Issuer)

Common Shares, no par value

(Title of Class of Securities)

25609L105

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the Appropriate Box to Designate the Rule Pursuant to Which this Schedule Is Filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	Names of Reporting Persons WPGG 14 Investment Ltd. IV
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 3,006,225
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,006,225

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,006,225
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 9.91%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based upon 30,326,383 shares of common stock (“Common Shares”) outstanding as of January 4, 2024, as reported on the Issuer’s Tender Offer Statement filed on January 4, 2024.

1.	Names of Reporting Persons Warburg Pincus (Callisto) Global Growth 14 (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 842,374
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 842,374

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 842,374
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 2.78%
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based upon 30,326,383 Common Shares outstanding as of January 4, 2024, as reported on the Issuer’s Tender Offer Statement filed on January 4, 2024.

1.	Names of Reporting Persons Warburg Pincus (Europa) Global Growth 14 (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 459,592
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 459,592

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 459,592
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.52%
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based upon 30,326,383 Common Shares outstanding as of January 4, 2024, as reported on the Issuer’s Tender Offer Statement filed on January 4, 2024.

1.	Names of Reporting Persons Warburg Pincus Global Growth 14-B (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 861,794
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 861,794

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 861,794
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 2.84%
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based upon 30,326,383 Common Shares outstanding as of January 4, 2024, as reported on the Issuer’s Tender Offer Statement filed on January 4, 2024.

1.	Names of Reporting Persons Warburg Pincus Global Growth 14-E (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 363,513
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 363,513

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 363,513
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.20%
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based upon 30,326,383 Common Shares outstanding as of January 4, 2024, as reported on the Issuer’s Tender Offer Statement filed on January 4, 2024.

1.	Names of Reporting Persons Warburg Pincus Global Growth 14 Partners (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 338,621
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 338,621

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 338,621
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.12%
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based upon 30,326,383 Common Shares outstanding as of January 4, 2024, as reported on the Issuer’s Tender Offer Statement filed on January 4, 2024.

1.	Names of Reporting Persons WP Global Growth 14 Partners (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 140,331
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 140,331

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 140,331
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.46%
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based upon 30,326,383 Common Shares outstanding as of January 4, 2024, as reported on the Issuer’s Tender Offer Statement filed on January 4, 2024.

1.	Names of Reporting Persons Warburg Pincus (Cayman) Global Growth 14 GP, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 3,006,225
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,006,225

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,006,225
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 9.91%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based upon 30,326,383 Common Shares outstanding as of January 4, 2024, as reported on the Issuer’s Tender Offer Statement filed on January 4, 2024.

1.	Names of Reporting Persons Warburg Pincus (Cayman) Global Growth 14 GP LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 3,006,225
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,006,225

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,006,225
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 9.91%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based upon 30,326,383 Common Shares outstanding as of January 4, 2024, as reported on the Issuer’s Tender Offer Statement filed on January 4, 2024.

1.	Names of Reporting Persons Warburg Pincus Partners II (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 3,006,225
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,006,225

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,006,225
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 9.91%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based upon 30,326,383 Common Shares outstanding as of January 4, 2024, as reported on the Issuer’s Tender Offer Statement filed on January 4, 2024.

1.	Names of Reporting Persons Warburg Pincus (Bermuda) Private Equity GP Ltd.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 3,006,225
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,006,225

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,006,225
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 9.91%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based upon 30,326,383 Common Shares outstanding as of January 4, 2024, as reported on the Issuer’s Tender Offer Statement filed on January 4, 2024.

Item 1(a).	Name of Issuer

The name of the issuer is Docebo Inc. (the “Issuer”)

Item 1(b).	Address of the Issuer’s Principal Executive Offices

The Company’s principal executive offices are located at 366 Adelaide St. West, Suite 701, Toronto, Ontario, Canada M5V 1R7.

Item 2(a).	Names of Persons Filing

This statement is being jointly filed by each of the persons below pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 of the Act, all of whom together are referred to herein as the “Reporting Persons”:

(i)	WPGG 14 Investment Ltd. IV (“WPGG Investment”)

(ii)	Warburg Pincus (Callisto) Global Growth 14 (Cayman), L.P. (“Callisto”)

(iii)	Warburg Pincus (Europa) Global Growth 14 (Cayman), L.P. (“Europa”)

(iv)	Warburg Pincus Global Growth 14-B (Cayman), L.P. (“GG 14-B”)

(v)	Warburg Pincus Global Growth 14-E (Cayman), L.P. (“GG 14-E”)

(vi)	Warburg Pincus Global Growth 14 Partners (Cayman), L.P. (“GG 14 Partners”)

(vii)	WP Global Growth 14 Partners (Cayman), L.P. (“WP 14 Partners”)

(viii)	Warburg Pincus (Cayman) Global Growth 14 GP, L.P. (“Cayman GP L.P.”)

(ix)	Warburg Pincus (Cayman) Global Growth 14 GP LLC (“Cayman GP LLC”)

(x)	Warburg Pincus Partners II (Cayman), L.P. (“Cayman Partners II”)

(xi)	Warburg Pincus (Bermuda) Private Equity GP Ltd. (“Bermuda PE”)

Item 2(b)/(c).	Citizenship & Address of the Principal Business Office, or if none, Residence:

C/O Warburg Pincus LLC

450 Lexington Ave

New York, NY, 10017

Item 2(d).	Title of Class of Securities

Common Shares, no par value (“Common Shares”)

Item 2(e).	CUSIP Number

25609L105

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):

Not Applicable.

Item 4.	Ownership

(a)	Amount beneficially owned:

See responses to Item 9 on each cover page.

(b)	Percent of Class:

See responses to Item 11 on each cover page.

(c)	Number of shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See responses to Item 5 on each cover page.

(ii)	Shared power to vote or to direct the vote:

See responses to Item 6 on each cover page.

(iii)	Sole power to dispose or to direct the disposition of:

See responses to Item 7 on each cover page.

(iv)	Shared power to dispose or to direct the disposition of:

See responses to Item 8 on each cover page.

All ownership percentages are calculated based upon 30,326,383 Common Shares outstanding as of January 4, 2024, as reported on the Issuer’s Tender Offer Statement filed on January 4, 2024.

WPGG Investment directly holds 3,006,225 Common Shares, constituting 9.91% ownership. Callisto, Europa, GG 14-B, GG 14-E, GG 14 Partners, and WP 14 Partners (collectively, the “WP 14 Global Growth Funds”) are each members of WPGG Investment.

Cayman GP, L.P. is the general partner of the WP 14 Global Growth Funds, Cayman GP LLC is the general partner of Cayman GP L.P., Cayman Partners II is the general partner of Cayman GP LLC, and Bermuda PE is the general partner of Cayman Partners II; as such, each of the foregoing may be deemed to beneficially own the aggregate 3,006,225 Common Shares held by the WP 14 Global Growth Funds, constituting 9.91% ownership.

Investment and voting decisions with respect to the Issuer’s Common Shares held by WPGG Investment are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the Issuer’s Common Shares.

The filing of this Statement shall not be construed as an admission that any of the Reporting Persons are, for the purpose of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this Statement.

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2024

WPGG 14 Investment Ltd. IV

By:	/s/ David Sreter
Name:	David Sreter
Title:	Director

Warburg Pincus (Callisto) Global Growth 14 (Cayman), L.P.

By:	Warburg Pincus (Cayman) Global Growth 14 GP, L.P., its general partner
By:	Warburg Pincus (Cayman) Global Growth 14 GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its general partner
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ David Sreter
Name:	David Sreter
Title:	Authorised Signatory

Warburg Pincus (Europa) Global Growth 14 (Cayman), L.P.

By:	Warburg Pincus (Cayman) Global Growth 14 GP, L.P., its general partner
By:	Warburg Pincus (Cayman) Global Growth 14 GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its general partner
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ David Sreter
Name:	David Sreter
Title:	Authorised Signatory

Warburg Pincus Global Growth 14-B (Cayman), L.P.

By:	Warburg Pincus (Cayman) Global Growth 14 GP, L.P., its general partner
By:	Warburg Pincus (Cayman) Global Growth 14 GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its general partner
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ David Sreter
Name:	David Sreter
Title:	Authorised Signatory

Warburg Pincus Global Growth 14-E (Cayman), L.P.

By:	Warburg Pincus (Cayman) Global Growth 14 GP, L.P., its general partner
By:	Warburg Pincus (Cayman) Global Growth 14 GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its general partner
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ David Sreter
Name:	David Sreter
Title:	Authorised Signatory

Warburg Pincus Global Growth 14 Partners (Cayman), L.P.

By:	Warburg Pincus (Cayman) Global Growth 14 GP, L.P., its general partner
By:	Warburg Pincus (Cayman) Global Growth 14 GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its general partner
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ David Sreter
Name:	David Sreter
Title:	Authorised Signatory

WP Global Growth 14 Partners (Cayman), L.P.

By:	Warburg Pincus (Cayman) Global Growth 14 GP, L.P., its general partner
By:	Warburg Pincus (Cayman) Global Growth 14 GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its general partner
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ David Sreter
Name:	David Sreter
Title:	Authorised Signatory

Warburg Pincus (Cayman) Global Growth 14 GP, L.P.

By:	Warburg Pincus (Cayman) Global Growth 14 GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its general partner
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ David Sreter
Name:	David Sreter
Title:	Authorised Signatory

Warburg Pincus (Cayman) Global Growth 14 GP LLC

By:	Warburg Pincus Partners II (Cayman), L.P., its general partner
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ David Sreter
Name:	David Sreter
Title:	Authorised Signatory

Warburg Pincus Partners II (Cayman), L.P.

By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ David Sreter
Name:	David Sreter
Title:	Authorised Signatory

Warburg Pincus (Bermuda) Private Equity GP Ltd.

By:	/s/ David Sreter
Name:	David Sreter
Title:	Authorised Signatory

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated as of May 15, 2023, incorporated by reference to Exhibit A to the Schedule 13G field May 15, 2023.